Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	November 1, 2003 through November 31, 2003
Payment Date	December 26, 2003

Aggregate Amount Collected for the Collection Period

Interest	$2,917,866.94
Principal Collections	$39,622,434.46
Substition Amounts	$—
Additional Draws	$22,674,997.45

Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(I )	Enhancer Premium	$150,000.00
(ii)	Noteholder’s Interest	$1,399,362.19	1.166135162
	Payment for Additional Balance	$—
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v )	Excess Spread (during AP)	$1,291,434.52
(vi)	Additional Balance Increase Payment from Excess Spread	$—
(vii)	Noteholder’s Principal Distribution	$17,026,545.69	14.18878808
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x )	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$1,291,434.52

Balances

		Percentage Interest
Beginning Note Balance		$1,049,275,721.46	87.44%
Ending Note Balance		$1,032,249,175.77	86.02%
	Change	$17,026,545.69	1.42%
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$1,064,734,833.70	88.73%
Ending Pool Balance		$1,047,785,358.23	87.32%
	Change	$16,949,475.47	1.41%
Beginning Principal Balance		$1,064,734,833.70	88.73%
Ending Principal Balance		$1,047,785,358.23	87.32%
	Change	$16,949,475.47	1.41%
Beginning Additional Balance Increase		$—	0.00%
Ending Additional Balance Increase		$—	0.00%
	Change	$—

Delinquencies

	#		$
Two statement cycle dates:		5		$183,286.59
Three statement cycle dates:		3		$43,904.36
Four statement cycle dates:		3		$167,385.84
Five statement cycle dates:		—		$—
Six statement cycle dates:		1		$77,070.22
Seven + statement cycle dates:		1		$459,112.24
Foreclosures		—		$—
REO		—		$—
Liquidation Loss Amount		3		$2,038.46

Additional Information

Net WAC Rate	3.23%
Overcollateralization Target	$15,536,182.46
Overcollateralization Amount	$15,536,182.46
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	36.562%
Net CPR (1 mo. Annualized)	17.516%
Draw Rate (1 mo. Annualized)	22.765%
WAM	219.24
AGE	14.25

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator